FIRST AMENDMENT
                                    to
                             RIGHTS AGREEMENT
                     --------------------------------



               FIRST AMENDMENT dated as of October 8, 1998 (this "Amendment") between Allegiance Corporation, a Delaware corporation (the "Company") and First Chicago Trust Company of New York, a New York corporation (the "Rights Agent").

               WHEREAS, the above-mentioned parties have previously entered into that certain Rights Agreement dated as of September 30, 1996, as amended (the "Agreement");

               WHEREAS, the Company will be entering into an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 8, 1998, among the Company, Cardinal Health, Inc., an Ohio corporation ("Cardinal") and Boxes Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Cardinal ("Merger Subsidiary"), whereby Merger Subsidiary will merge with and into the Company (the "Merger") upon the terms and subject to the conditions set forth in the Merger Agreement;

               WHEREAS, as a condition to Cardinal's entering into the Merger Agreement, the Company has agreed to enter into the Stock Option Agreement, dated as of October 8, 1998, between the Company and Cardinal;

               WHEREAS, the Board of Directors deems it desirable and in the best interests of its shareholders that the transactions contemplated by the Merger Agreement be consummated;

               WHEREAS, Section 4.23 of the Merger Agreement provides that, the Company shall amend the Agreement to affirmatively provide that no "Stock Acquisition Date", "Distribution Date" or "Triggering Event" shall occur and neither Cardinal nor Merger Subsidiary shall become an "Acquiring Person" by reason or as a result of the consummation of the Merger or any other transactions contemplated by the Merger Agreement and that the Agreement will terminate immediately prior to the consummation of the Merger;

               WHEREAS, such parties wish to amend the Agreement in the manner set forth below.

               NOW, THEREFORE, the parties hereto agree as follows:

               1. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Agreement, and each reference in the Agreement to "this Agreement," "hereof," "herein," "hereunder" or "hereby" and each other similar reference shall be deemed to refer to the Agreement as amended hereby. All references to the Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Agreement shall be deemed to refer to the Agreement as amended hereby.

               2. The definition of "Acquiring Person" in Section 1 is hereby amended by replacing it in its entirety with the following:

               "(a) "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of any acquisition of shares of Common Stock by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the shares of Common Stock then outstanding; PROVIDED, HOWEVER, that if a Person shall become the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional shares of Common Stock, then such Person shall be deemed to be an "Acquiring Person"; PROVIDED FURTHER that neither Cardinal nor Merger Subsidiary nor any of Cardinal's affiliates shall become an Acquiring Person by reason or as a result of the Merger or any other transactions contemplated by either the Merger Agreement or the Stock Option Agreement. Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a person who would otherwise be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)) has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such person would no longer be an "Acquiring Person" (as defined pursuant to the foregoing provisions of this paragraph (a)), then such Person shall not be deemed to be an "Acquiring Person" for any purposes of this Agreement."

               3. The definition of "Stock Acquisition Date" in Section 1 is hereby amended by replacing it in its entirety with the following:

               "(l) "Stock Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) under the Exchange Act) by the Company or an Acquiring Person that an Acquiring Person has become such; PROVIDED THAT no Stock Acquisition Date shall occur by reason or as a result of the Merger or any other transactions contemplated by either the Merger Agreement or the Stock Option Agreement."

               4. The definition of "Triggering Event" in Section 1 is hereby amended by replacing it in its entirety with the following:

               "(n) "Triggering Event" shall mean any Section 11(a)(ii) Event or any Section 13 Event; PROVIDED HOWEVER no Triggering Event shall occur by reason or as a result of the Merger or any other transactions contemplated by the Merger Agreement or the Stock Option Agreement."

               5.  The following definitions are hereby added to Section 1:

               ""Merger" means the merger of Merger Subsidiary with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement."

               ""Merger Agreement" means the Agreement and Plan of Merger, dated as of October 8, 1998, among the Company, Merger Subsidiary and Cardinal as the same may be amended pursuant to its terms."

               ""Merger Subsidiary" means Boxes Merger Corp., a Delaware corporation and a direct, wholly owned subsidiary of Cardinal."

               ""Cardinal" means Cardinal Health, Inc., an Ohio corporation."

               "Stock Option Agreement" means the Stock Option Agreement, dated as of October 8, 1998, between the Company and Cardinal.

               6. Section 3(a) is hereby amended by replacing it in its entirety with the following:

               "(a) Until the earlier of (i) the close of business on the tenth day after the Stock Acquisition Date (or, if the tenth day after the Stock Acquisition Date occurs before the Record Date, the close of business on the Record Date), or (ii) the close of business on the tenth business day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date that a tender or exchange offer by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person organized, appointed or established by the Company for or pursuant to the terms of any such plan) is first published or sent or given within the meaning of Rule 14d-2(a) of the General Rules and Regulations under the Exchange Act, if upon consummation thereof, such Person would be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding (the earlier of (i) and (ii) being herein referred to as the "Distribution Date"), (x) the Rights will be evidenced (subject to the provisions of paragraph (b) of this Section 3) by the certificates for the Common Stock registered in the names of the holders of the Common Stock (which certificates for Common Stock shall be deemed also to be certificates for Rights) and not by separate certificates and (y) the Rights will be transferable only in connection with the transfer of the underlying shares of Common Stock (including a transfer to the Company); PROVIDED HOWEVER no Distribution Date shall occur by reason or as a result of the Merger or any other transactions contemplated by the Merger Agreement or the Stock Option Agreement. As soon as practicable after the Distribution Date, the Rights Agent will send by first-class, insured, postage prepaid mail, to each record holder of the Common Stock as of the close of business on the Distribution Date, at the address of such holder shown on the records of the Company, one or more Rights certificates, in substantially the form of Exhibit B hereto (the "Rights Certificates"), evidencing one Right for each share of Common Stock so held, subject to adjustment as provided herein. In the event that an adjustment in the number of Rights per share of Common Stock has been made pursuant to Section 11(p) hereof, at the time of distribution of the Rights Certificates, the Company shall make the necessary and appropriate rounding adjustments (in accordance with Section 14(a) hereof) so that Rights Certificates representing only whole numbers of Rights are distributed and cash is paid in lieu of any fractional Rights. As of and after the Distribution Date, the Rights will be evidenced solely by such Rights Certificates."

               7. A new Section 35 is hereby added reading in its entirety as follows:

               "This Agreement and the Rights established hereby will terminate in all respects immediately prior to the consummation of the Merger."

               8. This Amendment shall be shall be governed by and construed in accordance with the laws of Delaware.

               9. This Amendment may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

               10. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

               IN WITNESS WHEREOF, this Amendment has been duly executed by the respective authorized officers of the parties hereto, in each case as of the day and year first above written.


                                        ALLEGIANCE CORPORATION


                                        By: /s/ William L. Feather
                                            -----------------------------
                                        Name: William L. Feather
                                        Title: Senior Vice President


                                        FIRST CHICAGO TRUST COMPANY
                                        OF NEW YORK


                                        By: /s/ Charles D. Keryc
                                            -----------------------------
                                        Name: Charles D. Keryc
                                        Title: Vice President